U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                                        SEC File Number 0-31679
                                                       CUSIP Number 82001T 10 3

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING

                                  (Check One):

[  ] Form 10-K  [  ] Form 20-F  [  ] Form 11-K  [X] Form 10-Q  [  ] Form N-SAR

For Period Ended:  June 30, 2004
_________________________________

     Nothing in this Form shall be construed to imply that the Commission has verified any information contained herein.
_________________________________

     If the  notification  relates  to a portion of the  filing  checked  above,
identify the Item(s) to which the  notification relates:    N/A
_________________________________


Part I - Registrant Information
_________________________________

Full Name of Registrant:      TRAVELSHORTS.COM, INC.

Former Name if Applicable:  N/A

Address of Principal Executive Office (Street and Number)

      4750 Paton St.

City, State and Zip Code

      Vancouver, British Columbia, Canada  V6L 2J1

_________________________________

Part II - Rules 12b-25(b) and (c)
_________________________________

     If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

     (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X] (b) The subject annual report, semi-annual report, or transition report or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form l0-Q or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

     (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

____________________________________

Part III - Narrative
____________________________________

     Statebelow in reasonable detail the reasons why the Form 10-K, 20-F, 11-K, 10-Q, or N-SAR, or the transition report or portion thereof could not be filed within the prescribed time period.

     The Company has not yet filed its annual report on Form 10-KSB. As a result, additional time is needed to file the report.

_____________________________________

Part IV - Other Information
_____________________________________

     (1) Name and telephone number of person to contact in regard to this notification

              William T. Hart           (303)                 839-0061
            ------------------       ----------          -----------------
                  (Name)             (Area Code)         (Telephone Number)

    (2)  Have all other periodic reports
         required under Section 13 or 15(d)
         of the Securities Exchange Act of
         1934 during the preceding l2 months
         (or for such shorter period that
         the registrant was required to file
         such reports) been filed?  If answer
         is no, identify report(s).                       [  ] Yes  [X] No

    (3)  Is it anticipated that any significant
         change in results of operations from
         the corresponding period for the last
         fiscal year will be reflected by the
         earnings statements to be included
         in the subject report or portion thereof?        [  ] Yes  [X] No

         If so:  attach an explanation of the
         anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                             Travelshorts.com, Inc.
                     -------------------------------------
                  (Name of Registrant as specified in charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


Date:  August 12, 2004              By /s/ Kelly Fielder
                                       --------------------------------
                                       Kelly Fielder, President



                                         ATTENTION

     Intentional misstatements or omissions of fact constitute Federal Criminal Violations (See 18 U.S.C. 1001).